Exhibit 10.2
Form of
Participant Stock Option Agreement
This Participant Stock Option Agreement (the “Agreement”), by and between Core & Main, Inc., a Delaware corporation (the “Company”), and the Participant whose name is set forth on Exhibit A hereto, is being entered into pursuant to the Core & Main, Inc. 2021 Omnibus Equity Incentive Plan (the “Plan”) and is dated as of the date it is accepted and agreed to by the Participant in accordance with Section 7(o). Capitalized terms that are used but not defined herein shall have the respective meanings given to them in the Plan.
WHEREAS, the Company has adopted the Plan to provide equity-based incentive awards to eligible employees and service providers to encourage them to maintain shareholder value, act consistent with the interest of the Company’s shareholders, deliver outcomes and/or continue in the service of the Company and the Subsidiaries; and
WHEREAS, the Participant’s participation in the terms of the Plan and this Agreement through acceptance of Options is entirely voluntary, and is not a term and/or condition of employment, and is not compensation for services rendered, but is intend an award granted on a discretionary basis to align the Participant’s interests with those of the Company’s shareholders and is an award that the Participant is free to decline at the Participant’s discretion.
The Company and the Participant hereby agree as follows:
Section 1.Grant of Options
(a)Confirmation of Grant. The Company hereby evidences and confirms, effective as of the date set forth on Exhibit A hereto (the “Grant Date”), its grant to the Participant of the number of options to purchase Shares as set forth on Exhibit A hereto (the “Options”). The Options are not intended to be incentive stock options under the Code. This Agreement is entered into pursuant to, and the terms of the Options are subject to, the terms of the Plan. If there is any inconsistency between this Agreement and the terms of the Plan, the terms of the Plan shall govern.
(b)Option Price. The Option Price for each Share covered by the Options is the price set forth on Exhibit A hereto.
(c)Restrictive Covenants. The Participant acknowledges and recognizes that an important purpose of this Agreement is to align the interests of the Participant with those of the shareholders and to ensure that the Participant does not engage in activity detrimental to the interests of the Company’s shareholders if the Participant is going to be allowed the opportunity to participate in the financial rewards that result from this Agreement and their relationship to the value of equity participation in the Company. In addition, the Participant acknowledges that an ancillary purpose consistent with protecting the interests of the shareholders arises with respect to the Participant because the Participant will be allowed access to confidential and proprietary information (including, but not limited to, trade secrets) about the Company and one or more of the Subsidiaries’ businesses, as well as access to the prospective and actual customers, suppliers, investors, clients, and partners involved in those businesses, and the goodwill associated with the Company and one or more of the Subsidiaries. Accordingly, in consideration of the receipt of the Options, the Participant agrees to be bound by the covenants set forth in Exhibit B to this Agreement (the “Commitment to Avoid Competitive Activities Agreement”). The Participant further affirms and understands that he or she shall be required to comply with such restrictive covenants for the periods provided in the Commitment to Avoid Competitive Activities Agreement, to the extent permitted by applicable law, even if the Participant has not vested in or has forfeited all of the Options. These covenants shall be in addition to, and shall not supersede, the covenants set forth in any other agreement to which the Participant and the Company or any of its Subsidiaries are or hereafter become parties. The Participant acknowledges and agrees that the Company would not have entered into this Agreement and issued the Options under this Agreement if the Participant did not agree to these covenants. The Participant acknowledges and agrees not to contest or dispute the Company’s position that the prohibition of competitive activities provided for in Exhibit B is inextricably connected to and part of the Company’s governance of its internal affairs and relates directly to the interests of the Company’s shareholders.
Section 2.Vesting and Exercisability
(a)Vesting. Except as otherwise provided in Section 5 or Section 2(b) of this Agreement, the Options shall become vested, if at all, in the percentage(s), and on the vesting date(s) set forth on Exhibit A hereto (each, a “Vesting Date”); provided that if the Participant’s employment with the Company is terminated by reason of the Participant’s death or Disability (either, a “Special Termination”), all outstanding unvested Options held by the Participant shall vest, as of the effective date of such Special Termination.
(b)Qualifying Retirement.  If the Participant’s employment is terminated by reason of the Participant’s Qualifying Retirement (as defined below), at any time before all of the Participant’s Options have fully vested, all outstanding unvested Options that were granted at least six (6) months prior to the date of such termination shall immediately vest.  Any Options that do not vest in accordance with this Section 2(b) shall be forfeited immediately upon such termination. “Qualifying Retirement” means the Participant’s “separation from service” within the meaning of Section 409A of the Code after the Participant has attained age 62 and completed at least 10 years of employment with the Company or a Subsidiary
(c)Discretionary Acceleration. The Administrator, in its sole discretion, may accelerate the vesting or exercisability of all or a portion of the Options, at any time and from time to time.
(d)Exercise. Once vested in accordance with the provisions of this Agreement, the Options may be exercised at any time and from time to time prior to the date such Options terminate pursuant to Section 3. Options may only be exercised with respect to whole shares of Company Common Stock and must be exercised in accordance with Section 4.
(e)No Other Accelerated Vesting. The vesting and exercisability provisions set forth in this Section 2 or in Section 5, or expressly set forth in the Plan, shall be the exclusive vesting and exercisability provisions applicable to the Options and shall supersede any other provisions relating to vesting and exercisability, unless such other such provision expressly refers to the Plan by name and this Agreement by name and date.

Section 3.Termination of Options
(a)Normal Termination Date. Unless earlier terminated pursuant to Section 3(b) or Section 5, the Options shall terminate on the tenth anniversary of the Grant Date (the “Normal Termination Date”), if not exercised prior to such date.
(b)Early Termination. If the Participant’s employment with the Company terminates for any reason, any Options held by the Participant that have not vested before the effective date of such termination of employment (determined without regard to any statutory or deemed or express contractual notice period) or that do not become vested on such date in accordance with Section 2 shall terminate immediately upon such termination of employment and, if the Participant’s employment is terminated for Cause, all Options (whether or not then vested or exercisable) shall automatically terminate immediately upon such termination. All vested Options held by the Participant following the effective date of a termination of employment shall remain exercisable until the first to occur of (i) the 90th day following the effective date of the Participant’s termination of employment (or the 180th day in the case of a Special Termination or Qualifying Retirement), (ii) the Normal Termination Date or (iii) the cancellation of the Options pursuant to Section 5, and if not exercised within such period the Options shall automatically terminate upon the expiration of such period. If on the first date of the periods set forth in Section 3(b)(i) through Section 3(b)(iii) the Options are not exercisable solely due to any of the restrictions set forth in Section 4(b)(A), (B) or (C), the Options will not expire until the earlier of the Normal Termination Date or the number of days in in which exercise of the Options would otherwise have been permitted immediately following the first date on which exercise of the Option ceases to be barred by any such restriction.
Section 4.Manner of Exercise
(a)General. Subject to such reasonable administrative regulations as the Administrator may adopt from time to time, the exercise of vested Options by the Participant shall be pursuant to procedures contained in the Plan and such other procedures established by the Administrator from time to time and shall include the Participant specifying in writing the proposed date on which the Participant desires to exercise a vested Option (the “Exercise Date”), the number of whole shares with respect to which the Options are being exercised (the “Exercise Shares”) and the aggregate Option Price for such Exercise Shares (the “Exercise Price”), or such other or different requirements as may be specified by the Administrator. Unless otherwise determined by the Administrator, (i) on or before the Exercise Date the Participant shall deliver to the Company full payment for the Exercise Shares in United States dollars in cash, or cash equivalents satisfactory to the Company, in an amount equal to the Exercise Price plus any required withholding taxes or other similar taxes, charges or fees, or, so long as there is a public market for the Shares at such time, pursuant to a broker-assisted exercise program established by the Company, the Participant may exercise vested Options by an exercise and sell procedure (cashless exercise) in which the Exercise Price (together with any required withholding taxes or other similar taxes, charges or fees) is deducted from the proceeds of the exercise of an Option and paid promptly to the Company and (ii) the Company shall register the issuance of the Exercise Shares on its records (or direct such issuance to be registered by the Company’s transfer agent). The Administrator may require the Participant to furnish or execute such other documents as the Administrator shall reasonably deem necessary (i) to evidence such exercise or (ii) to comply with or satisfy the requirements of the Securities Act, applicable state or non-U.S. securities laws or any other law.

(b)Restrictions on Exercise. Notwithstanding any other provision of this Agreement, the Options may not be exercised in whole or in part, (A) unless all requisite approvals and consents of any governmental authority of any kind shall have been secured, (B) unless the purchase of the Exercise Shares shall be exempt from registration under applicable U.S. federal and state securities laws, and applicable non-U.S. securities laws, or the Exercise Shares shall have been registered under such laws, (C) at any time that exercise of the Option would violate the Company’s insider trading policy and unless, if applicable, the Participant has obtained pre-trading clearance for the exercise and (D) unless all applicable U.S. federal, state and local and non-U.S. tax withholding requirements shall have been satisfied. The Company shall use its commercially reasonable efforts to obtain any consents or approvals referred to in clause (A) of the preceding sentence, but shall otherwise have no obligations to take any steps to prevent or remove any impediment to exercise described in such sentence.
Section 5.Change in Control. In the event of a Change in Control, the treatment of any outstanding Options shall be governed by Article XIV of the Plan.
Section 6.Certain Definitions. As used in this Agreement, capitalized terms that are not defined herein have the respective meaning given in the Plan, and the following additional terms shall have the following meanings:
“Agreement” means this Participant Stock Option Agreement, as amended from time to time in accordance with the terms hereof.
“Code” means the United States Internal Revenue Code of 1986, as amended, and any successor thereto.
“Company” means Core & Main, Inc., provided that for purposes of determining the status of Participant’s employment with the “Company,” such term shall include the Company and/or any of the Subsidiaries that employ the Participant.
“Participant” means the grantee of the Options, whose name is set forth on Exhibit A hereto; provided that for purposes of Section 4 and Section 7, following such person’s death “Participant” shall be deemed to include such person’s beneficiary or estate and following such Person’s Disability, “Participant” shall be deemed to include such person’s legal representative.
“Exercise Date” has the meaning given in Section 4(a).
“Exercise Price” has the meaning given in Section 4(a).
“Exercise Shares” has the meaning given in Section 4(a).
“Grant Date” has the meaning given in Section 1(a), which is the date on which the Options are granted to the Participant.
“Normal Termination Date” has the meaning given in Section 3(a).
“Option” means the right granted to the Participant hereunder to purchase one share of Company Common Stock for a purchase price equal to the Option Price subject to the terms of this Agreement and the Plan.

“Option Price” means, with respect to each share of Company Common Stock covered by an Option, the purchase price specified in Section 1(b) for which the Participant may purchase such share of Company Common Stock upon exercise of an Option.
“Plan” has the meaning given in the preamble to this Agreement.
“Special Termination” has the meaning given in Section 2(a).
Section 7.     Miscellaneous.
(a)Withholding. The Company or one of the Subsidiaries shall require the Participant to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding or other similar charges or fees that may arise in connection with the grant, vesting, exercise or purchase of the Options.
(b)No Rights as Stockholder; No Voting Rights. The Participant shall have no rights as a stockholder of the Company with respect to any shares covered by the Options until the exercise of the Options and delivery of the shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the delivery of the shares.
(c)No Right to Awards. The Participant acknowledges and agrees that the grant of any Options (i) is being made on an exceptional basis and is not intended to be renewed or repeated, (ii) is entirely voluntary on the part of the Company and the Subsidiaries and (iii) should not be construed as creating any obligation on the part of the Company or any of the Subsidiaries to offer any Options or other Awards in the future.
(d)No Right to Continued Employment. Nothing in this Agreement shall be deemed to confer on the Participant any right to continue in the employ of the Company or any Subsidiary, or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate such employment at any time.
(e)Non-Transferability of Options. The Options may be exercised only by the Participant, or, following the Participant’s death, by his designated beneficiary or by his estate in the absence of a designated beneficiary. The Options are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise) other than, upon the Participant’s death, by designation of a beneficiary pursuant to Section 7(m), will or by the laws of descent and distribution to the estate of the Participant or with the Company’s consent. Any purported transfer in violation of this Section 7(e) shall be void ab initio.
(f)Forfeiture of Awards. The Options granted hereunder (and gains earned or accrued in connection therewith) shall be subject to such generally applicable policies as to forfeiture and recoupment (including, without limitation, upon the occurrence of material financial or accounting errors, financial or other misconduct or Competitive Activity, including a material breach of Exhibit B hereto) as may be adopted by the Administrator or the Board from time to time and communicated to the Participant or as required by applicable law, and are otherwise subject to forfeiture or disgorgement of profits as provided by the Plan.

(g)Consent to Electronic Delivery. By entering into this Agreement and accepting the Options evidenced hereby, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, this Agreement and the Options via Company website or other electronic delivery.
(h)Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.
(i)    Waiver; Amendment; Notice.
(i)Waiver. Any party hereto or beneficiary hereof may by written notice to the other parties (A) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement, (B) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement and (C) waive or modify performance of any of the obligations of the other parties under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party or beneficiary, shall be deemed to constitute a waiver by the party or beneficiary taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto or beneficiary hereof of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by a party or beneficiary to exercise any right or privilege hereunder shall be deemed a waiver of such party’s or beneficiary’s rights or privileges hereunder or shall be deemed a waiver of such party’s or beneficiary’s rights to exercise the same at any subsequent time or times hereunder.
(ii)Amendment. This Agreement may not be amended, modified or supplemented orally, but only by a written instrument executed by the Participant and the Company.
(iii)Notice. Any notice required hereunder shall be made in writing, as applicable, to the Company in care of the Company’s General Counsel at his principal office location, with a copy to the Company’s Chief Human Resources Officer at her principal office location, or to the Participant at the Participant’s principal office location or home address most recently on file with the Company, such notice to be deemed effective on the earlier of receipt or two (2) days after it is issued.
(j)Assignability. Except as expressly provided herein, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Participant without the prior written consent of the other party.

(k)Applicable Law; Venue. This Agreement shall be governed in all respects, including, but not limited to, as to validity, interpretation and effect, by the internal laws of the State of Delaware, without reference to principles of conflict of law that would require application of the law of another jurisdiction. Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference) that can be pursued or enforced in a court of law, shall be brought in the U.S. District Court for the District of Delaware or in any other court of competent subject matter jurisdiction located in the State of Delaware. The Company and the Participant, each hereby submits to the exclusive jurisdiction of the courts of proper subject matter jurisdiction located in Delaware (the “Chosen Venue”), consents to the exercise of personal jurisdiction over them by such courts, and irrevocably waives (a) any objections which they may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement that can be pursued in a court of law in the Chosen Venue; and (b) any claim that any such suit, action, or proceeding brought in the Chosen Venue has been brought in any inconvenient forum.
(l)Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right he, she or it may have to a trial by jury in respect of any suit, action or proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that he, she or it and the other party hereto have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 7(l).
(m)Beneficiary. The Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.
(n)Limitations of Actions. No lawsuit relating to this Agreement may be filed before a written claim is filed with the Administrator and is denied or deemed denied as provided in the Plan and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.
(o)Section and Other Headings, etc. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
(p)Acceptance of Options and Agreement. The Participant has indicated his or her consent and acknowledgement of the terms of this Agreement pursuant to the instructions provided to the Participant by or on behalf of the Company. The Participant acknowledges receipt of the Plan, represents to the Company that he or she has read and understood this Agreement and the Plan, and, as an express condition to the grant of the Options under this Agreement, agrees to be bound by the terms of both this Agreement and the Plan. The Participant and the Company each agrees and acknowledges that the use of electronic media (including, without limitation, a clickthrough button or checkbox on a website of the Company or a third-party administrator) to indicate the Participant’s confirmation, consent, signature, agreement and delivery of this Agreement and the Options is legally valid and has the same legal force and effect as if the Participant and the Company signed and executed this Agreement in paper form. The same use of electronic media may be used for any amendment or waiver of this Agreement.

Exhibit A to
Participant Stock Option Agreement

Participant:
Grant Date:
Options granted hereby:
Option Price:	$

Vesting Date	Percentage Vesting on such Vesting Date
1st anniversary of Vesting Date	33.33%
2nd anniversary of Vesting Date	33.33%
3rd anniversary of Vesting Date	33.33%

Exhibit B to
Participant Stock Option Agreement
Commitment to Avoid Competitive Activities
Capitalized terms that are used but not defined herein shall have the respective meanings given to them in the Participant Stock Option Agreement to which this Commitment to Avoid Competitive Activities Agreement is attached.
The Participant acknowledges that as an individual being presented with the opportunity to share in the growth and value of the Company through Options, it is important to avoid certain activities that would be detrimental to the Company’s business and its potential value to shareholders while engaged to provide services to Core & Main LP (“CMLP”) or any other Subsidiary and for a reasonable period of time thereafter. The Participant agrees that it is reasonable for the Company to require a commitment from the Participant of this nature to allow the Participant to participate in the Plan and retain the benefits of the Options. Accordingly, the Participant agrees that any activity or conduct by the Participant that violates one of the restrictions or obligations provided for in Sections 1 and 3 of this Exhibit B (the “Restrictive Covenants”) will be considered a Competitive Activity violation.
Section 1    Confidential Information.
1.1    The Participant will honor all agreements with CMLP, the Company and/or any of the Company’s other Subsidiaries (collectively, the “Company Group”) regarding maintaining the confidentiality of information that qualifies as contractually protected “Confidential Information”, protect and preserve the value of the Company Group’s trade secrets and proprietary information to the Company Group (irrespective of whether the same is also covered by the contractual definition of Confidential Information), and comply with the Company Group’s policies and directives regarding the handling of the Company Group’s records, files, computer system access, materials and property at all times. To the extent the Participant is not otherwise subject to another contractual agreement with the Company Group covering Confidential Information, the Participant agrees that until such time as the Confidential Information is readily available publicly (other than as a result of disclosure by the Participant), the Participant shall not disclose Confidential Information to any person or use, copy, download, upload or transfer any Confidential Information, whether or not created in whole or in part by the efforts of the Participant, and regardless of whether the Participant is still employed by the Company Group. The Participant will only disclose or use, copy, download, upload or transfer such Confidential Information as is required by law or as necessary in the performance of the Participant’s duties on behalf of the Company Group. If Participant is subject to another contractual agreement that defines what constitutes the Company’s “Confidential Information”, that definition shall control. Absent such a controlling definition, it is understood “Confidential Information” means an item of information or compilation of information in any form (tangible or intangible) related to the Company Group’s businesses that Participant acquires or gains access to during their employment that the Company Group has not authorized public disclosure of, and that is not readily available to the public or persons outside the Company Group through proper means. By way of example and not limitation, Confidential Information is understood to include: (1) trade secrets; (2) any information Participant has reason to know that the Company Group treats as confidential for any purpose; (3) unpublished financial records; (4) all business plans and marketing strategies; (5) information concerning existing and prospective markets, suppliers and customers; (6) information concerning the development of new products, services, or promotional lines; (7) technical and nontechnical data related to software programs, design, specifications, compilations, inventions, improvements, patent applications, studies, research, methods, devices, prototypes, processes, procedures and techniques; (8) sales information or events; (9) customer account information; (10) vendor pricing agreements; (11) marketing and forecasting information and strategies; and (12) unpublished pricing, proposals, plans, including fees, costs and pricing structures, underlying pricing-related variables such as cost, volume discounting options, and profit margins; and (13) information concerning existing and prospective clients, distributors, agents, suppliers, and customers and other information related thereto.
1.2    The Participant’s obligations under this Section 1 are indefinite in term until such time as such Confidential Information has become public knowledge other than as a result of Participant’s breach of this Section 1 or breach by those acting in concert with Participant or on Participant’s behalf; provided, however, if applicable law requires a time limit to be place on the restrictions in Section 1 for the restriction to enforceable, then this restriction on Participant’s use of Confidential Information that is not a trade secret will expire two (2) years after Participant’s employment or other association with the Company Group ends. This time limit will not apply to Confidential Information that qualifies as a trade secret as trade secrets will remain protected for as long as they qualify as trade secrets under applicable law.
Section 2    Return of Company Property.
2.1    The Participant acknowledges that all tangible items containing any confidential or proprietary information or trade secrets, including without limitation: memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies), are the exclusive property of the Company, and its Subsidiaries, and the Participant shall deliver to the Company all such material in the Participant’s possession or control upon the Company request and in any event upon the termination of the Participant’s employment with the Company Group. The Participant shall also return any keys, equipment, identification or credit cards, or other property belonging to the Company or its Subsidiaries upon termination of the Participant’s employment or the Company request.
Section 3    Noncompetition and Nonsolicitation.
3.1    Avoidance of Competition and Other Competitive Acts During Engagement.
While employed or otherwise engaged as an individual to provide services to the Company Group (as an employee, consultant, or otherwise), the Participant will comply with each of the restrictions and obligations below.
a.    The Participant will comply at all times with the Participant’s duty of loyalty to the Company Group as an employee or agent of the Company Group placed in a position of special trust and confidence which shall be understood to include, but not be limited to,
(i) an obligation not to engage or participate in the business of, or become employed with a Competitor as an employee, owner, member, partner, consultant, director or otherwise, without the express written consent of the Company Group,
(ii) an obligation not to interfere with or otherwise knowingly cause harm to the Company Group’s ongoing or prospective business relationship with a Company Group employee, consultant or individual providing services as an independent contractor, or a supplier, distributor, vendor, customer, or other person or entity that does business with the Company Group or that the Company Group has a reasonable expectation of doing business with, and

(iii) and to inform the Company Group of business opportunities that fall within the Company Group’s lines of business and not pursue them for personal gain separate from the Company Group without the Company Group’s express written consent in advance, or otherwise participate in any conduct or relationship that creates a conflict of interest in violation of Company Group policies.
b.    The Participant will not knowingly participate in or pursue activities that harm the value of the Company Group’s intellectual property and will honor all agreements with the Company Group concerning the ownership and protection of proprietary works and intellectual property. The Participant will be responsible for understanding, complying with, and implementing the Company Group’s confidential and proprietary information policies and guidelines published by the Company Group as they apply to the Participant’s position and area of accountability at the Company Group.
c.    The “Business” of the Company Group is the distribution of water, sewer, storm drainage, fire protection, and geosynthetics products and related services (each individually a “line of Business”). The Company Group competes directly with persons and entities engaged in the Business on a local and national scope. The term “Competitor” means any person or entity engaged in the developing, marketing or selling of any product(s) or service(s) the Company Group is developing, marketing or selling or has plans to develop, market or sell at the time of the Participant’s termination of employment, in which the Participant had involvement or about which the Participant was provided Confidential Information during the last two years of their employment with CMLP or any other Subsidiary (or such shorter period of time as Participant is employed)(the “Look Back Period”). For avoidance of doubt, if the Participant is a senior officer of CMLP or any other Subsidiary, it is presumed the Participant was provided Confidential Information about all of the Company Group’s lines of business.
3.2    Avoidance of Competition and Other Detrimental Acts After Vesting.
The Participant will comply with the following restrictions for a period of one (1) year after Participant’s employment or other services engagement with CMLP or any of the Subsidiaries ends, or a period of four years after all Options covered by this Agreement have fully vested, whichever period ends earlier (“Restricted Period”):
a.    Noncompete. The Participant will not, anywhere within the Territory, directly or through the direction or control of others, acting individually or as an owner, shareholder, partner, employee, contractor, agent or otherwise, on behalf of a Competitor: (i) provide, supervise or manage services that are the same as or similar in function or purpose to the services the Participant provided to the Company Group during the Look Back Period; (ii) assist in the development or improvement of a competing product or service; or (iii) provide services that are otherwise likely or probable to result in the use or disclosure of Confidential Information to a Competitor. The term “Territory” as used in this Exhibit B will depend upon Participant’s position as follows: (x) if Participant is in a position where Participant’s responsibilities are not geographically limited to an assigned location or territory or where Participant is provided Confidential Information that is not geographically limited to an assigned location or territory (such as, by way of example but not limitation, senior management positions, administrative leadership positions, and operations employees), then Territory means the United States (including state and state-equivalents and county and county-equivalents within the United States); (y) if Participant is in a position with responsibilities and Confidential Information that are limited to an assigned territory or territories during the Look Back Period, then Territory shall be the specific geographic territory or territories assigned to Participant during the Look Back Period; and (z) in the event that neither (x) or (y) apply, then the Territory is the county or counties that Participant performed services in or on behalf of the Company Group during the Look Back Period.

    b.    Worker Nonsolicit. The Participant will not, directly or indirectly through providing assistance to others, knowingly: (i) participate in soliciting or communicating (verbally, electronically, or in other written form) with a Covered Worker for the purpose of persuading the Covered Worker to go to work for a Competitor or to end or modify the Covered Worker’s relationship with the Company Group, or (ii) assist a Competitor in efforts to hire a Covered Worker away from the Company Group. A “Covered Worker” means an employee or individual worker engaged as an independent contractor of Company Group that the Participant works with, gains knowledge of or is provided Confidential Information about in the Look Back Period. A worker who resigns will continue to be considered a Covered Worker for a period of six months after the worker’s employment or other engagement with the Company Group ends except where doing so would make this restriction unenforceable.
    c.     Customer Nonsolicit. The Participant will not, working alone or in conjunction with one or more other persons or entities, whether for compensation or not, on behalf of (or for the benefit of) a Competitor: (i) solicit, assist in soliciting, or facilitate the solicitation of, competing business from a customer of the Company Group that the Participant had material contact or involvement with or was provided Confidential Information about during the Look Back Period (“Covered Customer”); or (ii) interfere with the Company Group’s business relationship with any such Covered Customer. Material interaction is presumed present if Participant participated in or supervised communications with the customer (other than through mass mailings or cold calls) or received commissions, bonuses, or other beneficial credit or attribution for business done with the customer. Unless it would make the restriction unenforceable, a customer will be presumed to include any prospect (person or entity) who is in active negotiations or communication with the Company Group about doing business with it at the time Participant’s employment ends. The restrictions contained in Sections 3.2(b) and (c) are understood to be reasonably limited by geography to those locations, and counties, where the Covered Customer and Covered Worker are present and available for solicitation. However, to the extent additional geographic limitations are required to make the restrictions enforceable, they shall be deemed limited to the Territory.
    d.    Business Relationship Interference. The Participant will not, directly or indirectly through providing assistance to others, knowingly interfere with the Company Group’s ongoing (or where allowed by law, prospective) business relationship with a supplier, distributor, or vendor that the Company Group has a reasonable expectation of doing business with, and that the Participant had material contact or involvement with or gained knowledge of through the Participant’s role with the Company Group in the Look Back Period, by soliciting, inducing or otherwise encouraging the supplier, distributor, or vendor to cease or reduce doing business with the Company Group or to give a valuable business opportunity to a Competitor

Section 4    Remedies.
4.1    The Company and the Participant agree that the provisions of this Exhibit B do not impose an undue hardship on the Participant and are not injurious to the public; that these provisions are necessary to protect the business of the Company and its Subsidiaries; that the nature of the Participant’s responsibilities with the Company Group provide and/or will provide the Participant with access to confidential or proprietary information or trade secrets that are valuable and confidential to the Company and its Subsidiaries; that the Company would not issue Options to the Participant if the Participant did not agree to the provisions of this Exhibit B; that the provisions of this Exhibit B are reasonable in terms of length of time and scope; and that adequate consideration supports the provisions of this Exhibit B. Except where otherwise expressly indicated, Participant’s obligations under this Exhibit B are severable and/or subject to reformation or partial enforcement. In the event that a court determines that any provision of this Exhibit B is unreasonably broad or extensive (such as to time, scope, or geography), the Participant agrees that such court should narrow such provision to the extent necessary to make it reasonable and enforce the provisions as narrowed for the protection of the Company Group’s interests and prevention of irreparable harm which is the express intent of the parties. If, despite the forgoing, any provision of this Agreement is by a court or arbitrator of competent jurisdiction determined to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms. The period of time during which the provisions of Section 3.2 shall be in effect shall be extended by the length of time during which the Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company Group’s application for injunctive relief.
4.2    In the event the Plan Administrator has reason to believe Participant has engaged in any Competitive Activities, or is pursuing a course of conduct that threatens to violate the Restrictive Covenants, the Company Group shall have the right to suspend the vesting schedule with respect to any unvested Options until it determines that a violation has occurred and/or that any threatened violation has been resolved so as to longer be a threat. The type of harm to the Company Group caused by a violation of the Restrictive Covenants cannot be fully measured and remedied through monetary damages and would be irreparable in nature. Accordingly, in addition to the forgoing, the Company Group shall retain all rights and remedies available in law or equity to enforce the restrictions and obligations that Participant has committed to in Exhibit B.
4.3 Participant’s Commitment to Avoid Competitive Activities and the terms of this Agreement awarding Options to Participant are mutually dependent, material terms. Accordingly, in the event the enforceability of the Restrictive Covenants are challenged by Participant and found by court or arbitrator of competent jurisdiction to be void or unenforceable in any part deemed material by the Company Group, then the Company Group shall have the right to demand and receive from Participant within 10 business days of the Company Group’s request to the Participant, the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions in respect of, the Options.

Section 5.    Limitations.
a.    Notwithstanding anything in this Exhibit B to the contrary, nothing herein prohibits the Participant from owning a non-controlling interest consisting of two percent (2%) or less of any class of securities in any publicly traded company or passive investments through an independently controlled fund such as a mutual fund, provided that Participant is not a controlling person of, or a member of a group that controls, such business that is a Competitor, and further provided that the Participant does not otherwise participate in any conduct prohibited under this Agreement. In addition, nothing herein shall be construed to prohibit Participant’s employment in a separately operated subsidiary or other business unit of a company that would not be a Competitor but for common ownership with a Competitor so long as Participant provides written assurances regarding the non-competitive nature of Participant’s position that are satisfactory to the Company Group and Participant remains employed solely in such non-competitive entity or unit during the pendency of the restrictions in Section 3.2(a). Nothing herein is intended to be or is to be construed as a prohibition against general generic advertising of a company’s products, services or job openings to the public such as “help wanted” ads that are not targeted at the Company Group. Where (and only where) a different form of geographic limitation is required by applicable law for enforcement, the covenants in Section 3.2 (b) through (d) will be considered limited to the Territory.
b.    It is the intent of the Company Group to apply Exhibit B in a manner that does not violate any law that is deemed to be the controlling law for the parties with respect to the obligations in the Agreement. CALIFORNIA: If Participant is a resident of California, and when Participant last worked for CMLP or any other Subsidiary, Participant primarily resided and worked in California, Section 3.2 in this Exhibit B and Sections 7(k) (Applicable Law; Venue) and (l) (Waiver of Jury Trial) in the Agreement shall not apply to them. However, any conduct relating to the solicitation of Company Group’s customers or employees that involves the misappropriation of the Company’s trade secret information, such as its protected customer information, will remain prohibited conduct at all times. DISTRICT OF COLUMBIA: If the Company Group is deemed to operate in the District of Columbia and when Participant last worked for the Company or any of its Subsidiaries, Participant worked for it in the District of Columbia, then nothing in Exhibit B will be applied to prohibit Participant from being simultaneously or subsequently employed by another person, performing work or providing services for pay for another person, or operating Participant’s own business. However, conduct involving disclosure of confidential, proprietary, or sensitive information, client lists, customer lists, or a trade secret (as defined in the Uniform Trade Secrets Act) will remain prohibited.
c.    Nothing in this Agreement prohibits the Participant from opposing or reporting to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Commission, or Department of Labor) an event that the Participant reasonably and in good faith believes is a violation of law, requires notice to or approval from the Company Group before doing so, or prohibits the Participant from cooperating in an investigation conducted by such a government agency. The Participant acknowledges notice that the Defend Trade Secrets Act provides that no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. It also provides that an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may in pursuing such lawsuit disclose trade secrets to his/her attorney and use trade secrets in court submissions so long as documents containing the trade secret are filed under seal and do not disclose trade secrets except as permitted by court order.
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